Exhibit 10.5
2011-2013 Bonus Plan Long-Term Commercial Award
UK Executive
Cheniere Energy, Inc.
LONG-TERM COMMERCIAL CASH AWARD

1.CASH AWARD. Cheniere Energy, Inc., a Delaware corporation (the “Company”) hereby awards ___________ (“Participant”) a cash bonus in the amount of $___________ as a Long-Term Commercial Cash Award (the “Award”) pursuant to and as described in the Long-Term Commercial Bonus Pool portion of the Cheniere Energy, Inc.2011-2013 Bonus Plan (the “Bonus Plan”), effective as of _____________, 2012 (the “Award Date”). The Award is subject to the terms and conditions of the Bonus Plan and this Award document; provided, however, that in the event of a conflict between any provision of the Bonus Plan and this Award document, the provisions of this Award document shall control. The Award is not vested as of the Award Date, but may become vested and payable as provided herein.

2.DEFINITIONS. As used herein, unless the context requires otherwise, the following terms shall have the meanings indicated below.

(a)“Cause” means termination of employment with the Company or an Affiliate by the Company or such Affiliate under any of the following circumstances:

(i)the willful commission by Participant of a crime or other act (or repeated acts) of misconduct that causes or is likely to cause substantial economic damage to the Company or an Affiliate or substantial injury to the business reputation of the Company or Affiliate or which constitute a repudiatory breach of the Participant's contract of employment (or any other agreement under which Participant is engaged);

(ii)the commission by Participant of an act of fraud in the performance of Participant's duties on behalf of the Company or an Affiliate;

(iii)the willful and material violation by Participant of the Company's Code of Business Conduct and Ethics Policy; or

(iv) the continuing and repeated failure of Participant to perform the duties of Participant to the Company or an Affiliate, including by reason of Participant's habitual absenteeism.

(b)“Change of Control” means the occurrence during the term hereof of any of the following events:

(i)any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) any Affiliate (as defined in the Cheniere Energy, Inc. 2011 Incentive Plan), (D) a company owned, directly or indirectly, by stockholders of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the shares of voting stock of the Company then outstanding;

(ii)the consummation of any merger, organization, business combination or consolidation of the Company or one of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(iii)individuals who, as of the Award Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Award Date whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iv)the consummation of a sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquirer, of such assets.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute. Reference in the Award to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any Treasury regulations promulgated under such section.

(d)“Disability” means the “disability” of a person as defined in a then effective long-term disability plan maintained by the Company that covers such person or, if such a plan does not exist at any relevant time, the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code. Section 22(e)(3) of the Code provides that an individual is totally and permanently disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months

(e)“Good Reason” means termination of employment with the Company or an Affiliate by Participant under any of the following circumstances, if the Company or such Affiliate fails to cure such circumstances within thirty (30) days after receipt of written notice from Participant (the “Cure Period”) to the Company or such Affiliate setting forth a description of such Good Reason (which notice shall be provided by the Participant to the Company or such Affiliate within thirty (30) days following the occurrence of one or more of the following circumstances):

(i)the removal from or failure to re-elect Participant to the office or position in which he or she last served;

(ii)the assignment to Participant of any duties, responsibilities, or reporting requirements materially inconsistent with his or her position with the Company or an Affiliate, or any material diminishment, on a cumulative basis, of Participant's overall duties, responsibilities, or status; or

(iii)a material reduction by the Company or an Affiliate in Participant's annual base salary.
In the event that the Company or an Affiliate fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant's “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within ninety (90) days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.
3.VESTING. Subject to Section 4 hereof, the Award shall vest, subject to the Participant's continued employment with the Company or an Affiliate through the applicable vesting date, in five equal installments as follows (subject to the final sentence in this paragraph): (i) 20 percent of the Award will vest on the day (the “Initial Vesting Date”) construction commences on the Sabine Pass liquefaction project (the “Project”) (for these purposes construction shall be deemed to have commenced on the date Sabine Pass Liquefaction, LLC delivers full notice to proceed to Bechtel Oil, Gas and Chemicals, Inc. under the Engineering, Procurement and Construction Agreement, dated November 11, 2011 by and between Sabine Pass Liquefaction, LCC and Bechtel Oil, Gas and Chemicals, Inc.), (ii) an additional 20 percent of the Award will vest on the first anniversary of the Initial Vesting Date, (iii) an additional 20 percent of the Award will vest on the second anniversary of the Initial Vesting Date, (iv) an additional 20 percent of the Award will vest on the third anniversary of the Initial Vesting Date and (v) the remaining portion of the Award will vest on the fourth anniversary of the Initial Vesting Date. If Participant's employment with the Company or an Affiliate terminates for any reason, any portion of the Award not then vested shall not vest and shall immediately be forfeited, except as provided otherwise in Section 4 hereof. Notwithstanding anything herein to the contrary, in the event that full notice to proceed is not delivered within one (1) calendar year of the Award Date, then the Award will be forfeited back to the Company.

4.SPECIAL VESTING EVENTS. Notwithstanding the general vesting provisions of Section 3, the Award shall immediately vest in full upon the occurrence of any of the following events, subject to the Participant's continued employment with the Company or an Affiliate through the applicable event: (i) the Company or an Affiliate terminates Participant's employment without Cause, (ii) Participant terminates his or her employment with the Company or an Affiliate for Good Reason, (iii) Participant dies or incurs a Disability or (iv) a Change of Control.

5.PAYMENT OF AWARD. The portion of the Award that becomes vested pursuant to Section 3 hereof shall be paid on the applicable annual vesting date in an amount equal to the portion of the Award that became vested on that date (but in no event later than two and a half months after the end of the calendar year in which the applicable annual vesting date occurs). If the Award becomes vested pursuant to Section 4 hereof, the Award (or portion thereof that becomes vested) will be paid in a single sum payment on the date of the applicable vesting event (but in no event later than two and a half months after the end of the calendar year in which the applicable vesting event occurs), subject to Section 14 hereof.

6.PAYMENT TO REPRESENTATIVE. The Participant may appoint any individual or legal entity in writing as his or her beneficiary to receive any amount payable under the Award (to the extent not previously terminated or forfeited) upon the Participant's death or becoming subject to a Disability. The Participant may revoke his or her designation of a beneficiary at any time and appoint a new beneficiary in writing. To be effective, the Participant must complete the designation of a beneficiary or revocation of a beneficiary by written notice to the Company before the date of the Participant's death or Disability. If an amount is payable under the Award as a result of Participant's death, the amount shall be paid to Participant's estate.

7.Limitation on Rights. The Bonus Plan has been established voluntarily by the Company, is discretionary in nature and may be modified, suspended or terminated by the Company at any time, as provided in the Bonus Plan and this Award. Participant's participation in the Bonus Plan does not create a right to futher employment with the Company or any of its subsidiaries and does not interfer with the ability of the Company or Participant's employer to terminate Participant's employment relationship at any time with or without cause. Participant's participation in the Bonus Plan is voluntary. The future value of the Award is unknown and cannot be predicted with certainty. No claim or entitlement to compensation or damages arises from forfeiture or termination of the Award or diminution in value of the Award and Participant irrevocably releases the Company and Participant's employer from any such claim that may arise. Except as otherwise provide in Section 3 hereof, in the event of Participant's termination of employment with the Company or Participant's employer, Participant's right to the Award under the Bonus Plan will terminate effective as of (i) the date that Participant is no longer employed or (ii) if earlier, the date the Participant gives or recieves notice for termination of employment.

8.No Right to Future Awards. This Award is voluntary and occasional and does not create any contractual or other right to receive future Awards (as defined under the Bonus Plan) or benefits in lieu of this Award even if Awards have been granted repeatedly in the past. All decisions with respect to future grants of Awards, if any, will be at the sole discretion of the Company. The Awards granted under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company and are outside the scope of Particpant's employment contract, if any.

9.Extraordinary Item of Compensation. This Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments. Moreover, insofar as Participant is an employee of Company or any Affiliate, Participant's participation in the Plan and the rights hereunder are not part of Participant's employment or contract of employment with Company or any Affiliate. In the event the Participant is not an employee of the Company, this Award will not be interpreted to form an employment contract or relationship with the Company; and furthermore, this Award will not be interpreted to form an employment contract with Particpant's employer or any subsidiary or affiliate of the Company.

10.Reorganization of the Company.   The existence of this Award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock or the rights thereof; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

11.NONASSIGNABLE. No moneys or other property of the Company or obligation or liability of the Company under the Award whether accrued or determined or a determinable amount shall be subject to any claim of any creditor of Participant, Participant's spouse, Participant's beneficiary or Participant's representative under Section 6 above. Neither Participant nor Participant's beneficiary nor any of Participant's representatives under Section 6 above shall have any right to alienate, anticipate, commute, pledge or assign any right or interest under the Award or any payment due Participant, Participant's beneficiary or any of Participant's representatives under Section 6 under the terms of the Award until the same has actually been paid and delivered to Participant, Participant's beneficiary or Participant's representatives under Section 6. Any purported assignment or delegation by the Participant in violation of the foregoing shall be null and void ab initio and of no force and effect. The Company may assign this Award to a person or entity that is an Affiliate of the Company or to any successor to all or substantially all of the business and/or assets of the Company, which assumes in writing, or by operation of law, the obligations of the Company hereunder.

12.PAYMENT FROM GENERAL FUNDS. Nothing contained in the Award and no action taken pursuant to the provisions of the Award shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and Participant, or Participant's designee or any other person. Any funds which may be paid at some future time under the Award shall for all purposes be a part of the general funds of the Company and no person other than the Company shall by virtue of the provisions of the Award have any interest in such funds. To the extent that any person acquires a right to receive payment from the Company under the Award, such rights shall be no greater than the rights of any unsecured general creditor of the Company. The Award is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

13.INTERPRETATION. The Company, acting through the Compensation Committee of the Board, shall have full power and authority to interpret, construe, and administer the Award. The Company's interpretations and construction hereof, and actions hereunder, shall be binding and conclusive on all persons for all purposes. The Company shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Award unless attributable to the Company's own willful misconduct.

14.Tax Reporting and Tax Payment Liability. Regardless of any action the Company or Participant's employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains Participant's responsibility and the Company and/or Participant's employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award or vesting of and (b) do not commit to structure the terms of the Award to reduce or eliminate Participant's liability for Tax-Related Items.

Prior to the vesting of the Award, Participant shall pay or make adequate arrangements satisfactory to the Company and/or Participant's employer to satisfy all withholding and payment on account obligations of the Company and/or Participant's employer. In this regard, Participant authorizes the Company and/or Participant's employer to withhold all applicable Tax-Related Items legally payable by Participant from Participant's wages or other cash compensation paid to Participant by the Company and/or Participant's. Participant shall pay to the Company or Participant's employer any amount of Tax-Related Items that the Company or the Participant's employer may be required to withhold as a result of Participant's participation in the Bonus Plan. The Company may refuse to deliver the Award if Participant fails to comply with Participant's obligations in connection with the Tax-Related Items as described in this Paragraph 14.
15.Authorization of Withholding, Deduction of Payment Within 30 Days. Participant agrees and authorizes that any withholding deduction or payment indicated above must occur within 30 days of the receipt of the Award. Participant acknowledges that failure to withhold, deduct or pay income tax within the 30-day period may result in an additional income tax charge arising.

16.Data Privacy Consent. Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant's personal data as described in this document by and among, as applicable, Participant's employer and the Company and any of its subsidiaries for the exclusive purpose of implementing, administering and managing Participant's participation in the Bonus Plan. Participant understands that the Company and Participant's employer hold certain personal information about Participant, including, but not limited to, Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, or any other entitlement to the Award, canceled, vested, unvested or outstanding in Participant's favor, for the purpose of implementing, administering and managing the Bonus Plan (“Data”). Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Bonus Plan, that these recipients may be located in Participant's country, or elsewhere, and that the recipient's country may have different data privacy laws and protections than Participant's country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company's Vice President of Human Resources and Administration. Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Participant's participation in the Bonus Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Participant may elect to deposit the Award. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant's participation in the Bonus Plan. Participant understands that Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company's Vice President of Human Resources and Administration. Participant understands, however, that refusing or withdrawing of consent may affect Participant's ability to participate in the Plan. For more information on the consequences of Participant's refusal to consent or withdrawal of consent, Participant may contact the Company's Vice President of Human

Resources and Administration.

17.GOVERNING LAW. Nothing in the Award (except as expressly provided herein) is intended to confer any rights or remedies on any person other than the Company and Participant (collectively, the “Parties”). The Award is to be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to any choice-of-law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the Parties. Should any provision of the Award be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

18.INTERPRETIVE MATTERS. Whenever required by the context, pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, or neuter, and the singular shall include the plural, and vice versa. The captions and headings used in the Award are inserted for convenience and shall not be deemed a part of the Award granted hereunder for construction or interpretation.

19.AMENDMENT; WAIVER. This Award constitutes the entire agreement by the Participant and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the Participant and the Company with respect to the subject matter hereof, whether written or oral. The Award may be amended or modified only by means of a written document or documents signed by the Company and Participant. Any provision for the benefit of the Company contained in the Award may be waived in writing, either generally or in any particular instance, by the Company. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

20.SECTION 409A. The Award is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Award become subject to (i) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (ii) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties; provided, however, that the Company makes no commitment or guarantee to Participant that any federal or state tax treatment will apply or be available to any person eligible for benefits under the Award, including without limitation, by reason of the application of Section 409A of the Code. All payments under the Award are intended to be excluded from or to comply with the requirements of Section 409A of the Code and the Award shall be interpreted accordingly. To the extent that the Award is subject to Section 409A of the Code, notwithstanding the other provisions hereof, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Participant may be eligible to receive under the Award shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment. Notwithstanding any provision contained in the Bonus Plan or this Award to the contrary, to the extent that the Award is subject to Section 409A of the Code, the Award shall not be paid in connection with the termination of the Participant's employment with the Company or an Affiliate unless such termination of employment constitutes a “separation from service” as such term is defined under Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (“Separation from Service”). Notwithstanding any other provision herein, if the Company determines that (i) at the time of the Participant's Separation from Service the Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and (ii) any payments to be provided to the Participant pursuant to the Award are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“409A Taxes”) if paid at the time such payments are otherwise required under this Award, then such payments shall be delayed until the earlier of (A) the date that is six months after the date of the Participant's Separation from Service or (B) the Participant's death. If the amounts delayed are payable in installments, the delayed payments will be paid on the first day of the seventh month following the date of the Participant's separation from service (or earlier death). The provisions of this Section 14 shall only apply to the minimum extent required to avoid the Participant's incurrence of any 409A Taxes.

21.OTHER BENEFITS. The Award is a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

22.SEVERABILITY. In the event that any provision of this Award shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Award, and the Award shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

23.COUNTERPARTS. This Award may be signed in any number of counterparts, each of which will be an original, with the same force and effect as if the signature thereto and hereto were upon the same instrument.

24.    RIGHT OF SET-OFF. By accepting this Award, Participant consents to a deduction from and set-off against any amounts owed to the Participant by the Company or any subsidiary or affiliate from time to time (including but not limited to amounts owed to Participant as wages, severance payments, or other fringe benefits) to the extent of the amounts owed to the Company or any subsidiary or affiliate by the Participant (other than if the Participant is subject to the US taxes, from or against amounts of non-qualified deferred compensation subject to Code Section 409A).

IN WITNESS WHEREOF, the Company has executed the Award as of the date first above written.
CHENIERE ENERGY, INC.

By: ______________________________________

Name: ____________________________________

Title: _____________________________________

I hereby accept the Award subject to all of the terms and provisions hereof. I acknowledge and agree that the Award shall vest and become payable, if at all, only during the period of my continued employment with the Company or as otherwise provided in the Award (not through the act of issuing the Award).

___________________________________________________
Participant

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